Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

HYPERFINE, INC.

It is hereby certified that:

FIRST:	The name of the corporation is Hyperfine, Inc. (the “Corporation”).

SECOND:

The Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), is hereby further amended by striking out Article X in its entirety and by substituting in lieu of the following:

LIMITATION OF DIRECTOR AND OFFICER LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer; provided, however, that nothing contained in this Article X shall eliminate or limit the liability of a director or an officer (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) with respect to an officer, in any action by or in the right of the Corporation. No repeal or modification of this Article X shall apply to or have any adverse effect on any right or protection of, or any limitation of the liability of, a director or officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. All references in this paragraph to an officer shall mean only a person who at the time of an act or omission as to which liability is asserted is deemed to have consented to service by the delivery of process to the registered agent of the Corporation pursuant to § 3114(b) of Title 10 (for purposes of this sentence only, treating residents of the State of Delaware as if they were nonresidents to apply § 3114(b) of Title 10 to this sentence).

THIRD:	The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

EXECUTED, effective as of this 9th day of June, 2023.

HYPERFINE, INC.

By:	/s/ Maria Sainz
Name:	Maria Sainz
Title:	President and Chief Executive Officer